Ex 99.1

DIRECTVIEW AND CEO MICHAEL PERRY SIGN MUTUAL SEPARATION AGREEMENT

BOCA RATON, FL, June 30, 2005 -- DirectView, Inc. (OTCBB: DRVW) the leader in full-service, high-quality, cost efficient videoconferencing technologies and services, announced today the company has entered into a separation agreement effective June 24th 2005 with its CEO, Michael Perry. CEO responsibilities will be handled on an interim basis by DirectView's President, Jeffrey Robbins, until such time as a successor is named. The Company foresees no ill affects to its business during the transition.

Michael Perry commented, "My time as CEO of DirectView has been both challenging and rewarding. I very much appreciate the opportunity and consideration that were given to me by the DirectView Board of Directors."

Commenting on the departure, DirectView's Chairman, Michele Ralston stated "We have appreciated Mike's service to DirectView and wish him the best of luck in his future endeavors. DirectView will begin a search for a successor both internally and externally, who will help lead our global expanding business opportunities which the Company believes are very bright."

About DirectView, Inc.

DirectView Inc. (www.DirectViewInc.com) is the full-service provider of high-quality, cost efficient videoconferencing technologies and services. DirectView provides multipoint videoconferencing, network integration services, custom room design, staffing, document conferencing and IP / Webconferencing services to businesses and organizations in the United States and around the world. DirectView conferencing services enable our clients to cost-effectively, instantaneously conduct remote meetings by linking participants in geographically dispersed locations.

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the company's limited operating history, the limited financial resources, domestic or global economic conditions. Activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the company's business and financial results is included in the Company's filings, available via the United States Securities & Exchange Commission.


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Contact:
DirectView Inc.
Investor Relations:
800-300-7781
IR@DirectViewInc.com
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